Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149903 on Form S-8 of our report dated March 17, 2009 relating to the consolidated financial statements and financial statement schedules of DCP Holding Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainties in Income Taxes, on January 1, 2007) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 17, 2009